EMPLOYMENT AGREEMENT
                              (Dominick Felicetti)

         AGREEMENT, dated as of January 4, 1998, between The Leslie Fay Company, Inc., a Delaware corporation, with its principal office at 1412 Broadway, New York, New York (the "Corporation"), and Dominick Felicetti, residing at 221 Penn Estates, East Stroudsburg, Pennsylvania 18301 (the "Executive").

RECITALS

         A. The Executive has served as the Senior Vice President--Manufacturing and Sourcing of the Corporation since June 2, 1997, and prior thereto as Senior Vice President of The Leslie Fay Companies, Inc., predecessor-in-interest to the Corporation.

         B. The Corporation desires to secure the continued services of the Executive, and the Executive desires to continue to furnish services to the Corporation, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

         1. Definitions. Unless otherwise defined herein, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

                  (a) "Adjusted Incentive EBITDA" shall mean, for any fiscal year during the Term, the lesser of (i) Incentive EBITDA and (ii) the projected EBITDA for such fiscal year as set forth in the Corporation's business plan for such fiscal year approved by the Board.

                  (b) "Base Salary" shall have the meaning set forth in Section 5 hereof.

                  (c)  "Board"   shall  mean  the  Board  of  Directors  of  the
Corporation.

                  (d) "Bonus" shall mean, for any year during the Term, the Executive's allocable portion of the Cash Bonus Pool for such year, determined in accordance with Section 6 hereof.

                  (e) "Cash  Bonus  Pool"  shall have the  meaning  set forth in
Section 6 hereof.

                  (f) "Cause" shall mean (i) conviction of the Executive in respect of a felony, (ii) perpetration by the Executive of (x) an illegal act which causes significant economic injury to the Corporation or (y) a common law fraud against the Corporation, or (iii) willful violation by the Executive (a "Material Insubordination") of a specific written direction from the Board concerning
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one or more matters of a material  nature for the Corporation or its business or operations (following a warning in writing in respect thereto from the Board).

                  (g) "Change of Control" shall mean the occurrence of any of the following:

                  (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Dickstein Partners, Inc. and/or any of its affiliates (as defined in Rule 12b-2 under the Exchange Act), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of the capital stock of the Corporation; or

                  (ii) the sale of all or substantially all of the Corporation's assets in one or more related transactions; or

                  (iii) any merger, consolidation, reorganization or similar event of the Corporation or any of its subsidiaries, as a result of which the holders of the voting stock of the Corporation immediately prior to such merger, consolidation, reorganization or similar event do not hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity.

                  (h) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (i) "Compensation Committee" shall mean the compensation committee of the Board, all of whose members are "outside directors" within the meaning of Section 162(m) of the Code.

                  (j) "Corporation Senior Managers" shall mean the Chief Executive Officer, the President, the Senior Vice President--Manufacturing and Sourcing, the Senior Vice President-- Administration and Finance (Chief Financial Officer) and such other employees of the Corporation as determined by the Compensation Committee in consultation with the Chief Executive Officer.

                  (k) "Disabled" shall mean, with respect to the Executive, being physically or mentally disabled, whether totally or partially, so that he is substantially unable to perform his services hereunder for a consecutive period of more than six (6) months or for shorter periods aggregating six months during any twelve-month period.

                  (l) "EBITDA" shall mean for any fiscal year of the Corporation, the consolidated earnings before interest, taxes, depreciation and amortization of the Corporation and its consolidated subsidiaries, and before any non-cash accruals for stock-based compensation, as determined pursuant to generally accepted accounting principles in effect in the United States of America from time to time, provided that for purposes of determining EBITDA hereunder, EBITDA shall be calculated before determination of the Cash Bonus Pool.
                                       -2-

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                  (m) "Effective Date" shall mean January 4, 1998.

                  (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (o) "Good Reason" shall mean the continuation of any of the following events for more than ten (10) days after the Corporation's receipt from the Executive of written notice thereof:

                           (i) the Executive shall be removed from the position of Senior Vice President--Manufacturing and Sourcing of the Corporation at any time during the Term (other than for Cause);

                           (ii) the Executive shall fail to be vested with the powers and authority of Chief Executive Officer of the Corporation as described in Section 4(a) hereof, or the powers and authority of such position or his responsibilities with respect thereto shall be diminished in any material respect;

                           (iii) the Executive shall have assigned to him without his express written consent any duties, functions, authority or responsibilities that are inconsistent with the Executive's positions described in Section 4 hereof;

                           (iv) the Executive's principal place of employment is changed to a location more than twenty-five (25) miles from the prior location without the Executive's prior written consent;

                           (v) any material failure by the Corporation to fulfill any of its obligations under this Agreement (other than pursuant to Section 4(b)), including, without limitation, the failure to make any material payment required to be made by the Corporation pursuant to Sections 5 and 6 hereof within five (5) business days after the date such payment is required to be made;

                           (vi)any purported termination by the Corporation of the Executive's employment otherwise than as expressly permitted by, and in compliance with all conditions and procedures of, this Agreement; or

                           (vii) the Corporation shall fail to comply with the provisions of Section 14 or Section 19(a) hereof.

                  (p) "Incentive EBITDA" shall mean Eleven Million Five Hundred Thousand Dollars ($11,500,000).

                  (q) "Target EBITDA" shall mean Five Million Four Hundred Forty-Three Thousand Dollars ($5,443,000).

                  (r) "Term" shall have the meaning set forth in Section 3 hereof.

         2. Employment. The Corporation shall employ the Executive, and the Executive shall serve the Corporation, upon the terms and conditions hereinafter set forth.

         3.       Term.

                  (a) Term of Employment. Subject to the terms and conditions hereinafter set forth, the term of the Executive's employment hereunder shall commence as of the Effective Date and shall continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to the provisions of
Section 8, 9 or 10 hereof (the "Term").

                  (b) Renewal. During the third year of the Term, the Corporation will conduct, in good faith and on a timely basis, negotiations with the Executive concerning the renewal of the Executive's employment with the Corporation.

         4. Duties and Extent of Services. During the Term, the Executive shall serve as Senior Vice President--Manufacturing and Sourcing of the Corporation faithfully and to the best of his ability, and shall devote substantially all of his business time, energy and skill to such employment, it being understood and agreed that the Executive may serve on the boards of directors or equivalent governing bodies of other business corporations or other business organizations; provided, however, that (i) such other corporations or other organizations are not in direct competition with the Corporation and/or its subsidiaries and (ii) such service does not materially interfere with the performance by the Executive of his duties hereunder. The Executive shall be invested with the duties and authority that are customarily delegated to a senior vice president--manufacturing and sourcing of a corporation, and shall report to and be subject to the direction of the Board of Directors of the Corporation. The Executive shall also perform such specific duties and services of a senior executive nature as the Board of Directors of the Corporation shall request, including, without limitation, serving as a senior officer and/or director of any of the Corporation's subsidiaries.

         5. Base Salary. During the Term, the Corporation shall pay the Executive a base salary ("Base Salary") of Three Hundred Fifty Thousand Dollars ($350,000) during the first two years of the Term and Three Hundred Seventy-Five Thousand Dollars ($375,000) during the third year of the Term, or such higher amount as the Board may from time to time determine, payable in equal weekly installments.

         6.       Incentive Compensation.

                  (a) Amount. If the Corporation's EBITDA for any fiscal year (except as noted, references in this Section to EBITDA or Incentive EBITDA are to the corresponding quantity for such fiscal year) during the Term is greater than or equal to eighty-five percent (85%) (the "Minimum Percentage") of Target EBITDA, the Corporation shall pay a bonus ("Cash Bonus Pool") to the Corporation Senior Managers in an amount equal to the sum of:

                  (x) nine and six-tenths percent (9.6%) of EBITDA, plus

                  (y) two-tenths percent (0.2%) of the Corporation's EBITDA for each percentage point, if any, of Target EBITDA by which EBITDA exceeds the Minimum Percentage; provided, however, that in no event shall the combined amount under clause (x) above and this clause (y) exceed twelve and one-half percent (12.5%) of EBITDA, plus

                  (z) five percent (5%) of the amount by which EBITDA exceeds the sum of (I) Incentive EBITDA plus (II) the sum for all prior fiscal years (excluding the fiscal year for which the amount of the Cash Bonus Pool is being determined) of the positive difference, if any, for each such fiscal year between (i) Adjusted Incentive EBITDA for such fiscal year and (ii) EBITDA for such fiscal year less (III) any amount under clause (II) applied in any prior year to reduce the amount of the Cash Bonus Pool that would otherwise have been payable in such year.

The amount of the Cash Bonus Pool for any fiscal year only a part of which is within the Term shall be equal to the amount of the Cash Bonus Pool that would have been payable for such fiscal year had it been entirely within the Term, times a fraction, the numerator of which is the number of days of such fiscal year occurring during the Term, and the denominator of which is three hundred and sixty-five (365).

                  The Executive and each other Corporation Senior Manager shall be entitled to receive such portion of the Cash Bonus Pool for any fiscal year during the Term as determined by the Chief Executive Officer, but only if approved by the Compensation Committee not later than the end of the first quarter of such fiscal year. Other than with respect to allocation, all of the Corporation Senior Managers shall participate in the Cash Bonus Pool on the same terms and conditions.

                  (b) Manner of Payment. The Cash Bonus Pool for any fiscal year during the Term shall be determined after the close of such fiscal year. However, the Executive shall be permitted to draw during each fiscal year, on a quarterly basis, against his anticipated allocation of the Cash Bonus Pool for such year, as follows:

                  (i) Following each fiscal quarter, the Corporation shall determine a pro-rated Cash Bonus Pool amount for the period from the beginning of the fiscal year through the end of such fiscal quarter, calculated as set forth in clauses (x), (y) and (z) of Section 6(a) hereof. For purposes of such determination, Target EBITDA, Incentive EBITDA, Adjusted Incentive EBITDA and the amount described under subclause (II) of said clause (z), if any, shall be prorated for the relevant year-to-date period.

                  (ii) The Executive shall be permitted to draw up to two-thirds of his allocated amount of the pro-rated Cash Bonus Pool, less the amount of all prior draws for the same fiscal year.

                  (iii) Following the end of the fiscal year, the Corporation shall determine whether the amount of the Cash Bonus Pool allocable to the Executive exceeds or is less than the Executive's draws under the pro-rated Cash Bonus Pool for such fiscal year.

                  (iv) If the allocated amount of the Cash Bonus Pool to which the Executive is entitled exceeds the amount of the Executive's draws for the fiscal year, the Corporation shall pay the difference to the participant not later than ninety (90) after the end of the fiscal year. If the allocated amount of the Cash Bonus Pool to which the Executive is entitled is less than the amount of the Executive's draws for the fiscal year, the Executive shall repay the difference to the Corporation within one hundred twenty (120) days after the Corporation informs the Executive in writing of the deficiency, with a calculation thereof in reasonable detail. The amount required to be repaid shall bear interest at the applicable federal rate from the date of the respective draw(s) until repayment. If the Executive shall dispute the amount of the deficiency, the Executive shall inform the Corporation in writing of such dispute on or before the date payment of the deficiency is otherwise due, shall provide the Corporation with a statement of the basis for the dispute in reasonable detail and shall pay to the Corporation any undisputed amount thereof on or prior to the aforesaid payment date. Thereafter, the Executive and the Corporation shall in good faith attempt to resolve the dispute, but if the dispute cannot be resolved prior to the expiration of thirty (30) days from the aforesaid payment date, the dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 25.

                  (v) The Executive's repayment obligations under the preceding clause (iv) of this Section 6(b) shall be secured by all unexercised options, vested or unvested, to acquire capital stock of the Corporation granted by the Corporation to the Executive.

                  (c) If any payment is required to be made under Section 8, 9 or 10 hereof on the basis of the Cash Bonus Pool for any fiscal year, and the Cash Bonus Pool for such fiscal year cannot be determined until after the time that such payment is otherwise required to be made, then the payment of that amount which is based upon the determination of the Cash Bonus Pool for such fiscal year shall be deferred until after such time as the determination of the Cash Bonus Pool for such fiscal year can reasonably be made, and such payment shall be made as soon thereafter as practicable.

                  (d) Payment of the Cash Bonus Pool shall be subject to the approval of the Corporation's stockholders to the extent necessary such that all payments under the Cash Bonus Pool will be fully deductible under Section 162(m) of the Code, and the Corporation shall used its reasonable best efforts to obtain such approval on a timely basis consistent with the provisions of this
Section 6.

         7.       Employee Benefits.

                  (a) During the Term, the Executive shall receive coverage and/or benefits under any and all medical insurance, life insurance, long-term disability insurance and pension plans and other employee benefit plans of the Corporation generally made available to senior executives of the Corporation from time to time.

                  (b) During the Term, the Corporation shall provide (x) the Executive and members of his immediate family with (i) supplemental disability coverage and (ii) medical insurance for all medical costs and services incurred by the foregoing, including costs of dental, vision and custodial care, and (y) the Executive with an automobile allowance equal to $900 per month.

                  (c) The Executive shall be entitled to paid vacations (taken consecutively or in segments), in accordance with the standard vacation policy of the Corporation for senior executives, but in no event less than four (4) weeks each calendar year during the Term. Such vacations shall be taken at times consistent with the effective discharge of the Executive's duties.

                  (d) During the Term, the Executive shall be accorded office facilities and secretarial assistance commensurate with his position as Senior Vice President--Manufacturing and Sourcing of the Corporation and adequate for the performance of his duties hereunder.

                  (e) The Executive shall be awarded, as of January 1, 1998, ten year options to acquire 109,379 shares of the Corporation's common stock, par value $.01 per share, under the Corporation's 1997 Management Stock Option Plan, at an exercise price of $6.18 per share, of which options to acquire 70,060 shares will vest in three equal annual installments beginning June 4, 1998 and options to acquire 39,319 shares will vest in four equal installments beginning January 4, 1998, subject to acceleration and expiration as provided in the aforesaid plan.

         8.       Termination--Death or Disability.

                  (a) In the event of the termination of the Executive's employment because of the death of the Executive during the Term, the Corporation shall pay to any one or more beneficiaries designated by the Executive pursuant to notice to the Corporation, or, failing such designation, to the Executive's estate, (i) the unpaid Base Salary owing to the Employee through the end of the month of his death, in a lump sum within five (5) business days after his death, and (ii) a Bonus for the year in which such termination occurs, equal to the Bonus (if any) that would have been paid for such year if no such termination had occurred, times a fraction, the numerator of which is the number of months in such year through the end of the month in which such termination occurs, and the denominator of which is twelve (12).

                  (b) In the event that the Executive shall become Disabled, the Corporation shall have the right to terminate the Executive's employment hereunder by giving him written notice of such termination. Upon receipt of such notice, the Executive's employment hereunder shall terminate. In the event of such termination, the Corporation shall pay to the Executive (i) the unpaid Base Salary owing to the Executive through the end of the month of such termination, in a lump sum within five (5) business days of such termination, and (ii) a Bonus for the year in which such termination occurs, equal to the Bonus (if any) that would have been paid for such year if no such termination had occurred, times a fraction, the numerator of which is the number of months in such year through the end of the month in which such termination occurs, and the denominator of which is twelve (12).

                  (c) If the Executive has made interim draws against his Bonus, in accordance with Section 6(b) hereof, for any fiscal year prior to the date of his death or termination for disability for which a year-end reconciliation has not been made in accordance with clause (iv) of such Section, any Bonus payment required pursuant to Section 8(a) or 8(b) shall be adjusted, and the Corporation shall make a payment to the Executive or his estate or the Executive or his estate shall make a payment to the Corporation, as required by Section 6(b)(iv).

         9.       Termination for Cause by Corporation.

                  (a) The Executive's employment hereunder may be terminated by the Corporation for Cause upon compliance with the provisions of Section 9(b) hereof. In the event that Executive's employment hereunder shall validly be terminated by the Corporation for Cause pursuant to this Section 9, the Corporation shall promptly pay accrued but unpaid Base Salary to the date of termination and reimburse or pay any other accrued but unpaid amounts due under Sections 6 and 13 hereof as of the date of termination, and thereafter shall have no further obligations under this Agreement. Upon termination of the Executive's employment hereunder for Cause, the Executive shall nonetheless remain bound by the obligations provided for in Sections 11 and 12 hereof. For purposes of this Section 9(a), the amount accrued to the Executive under Section 6 hereof shall mean a Bonus accrued but unpaid for all fiscal years prior to the fiscal year in which the termination of the Executive occurs. If the Executive has made interim draws against his Bonus, in accordance with Section 6(b) hereof, for the fiscal year during which his termination occurs, the Executive shall promptly repay the amount of all such draws to the Corporation, and, to the extent not repaid, such amount may be offset by the Corporation against any amounts owing to the Executive under this Section 9(a).

                  (b) Termination for Cause shall be effected only by action of a majority of the Board then in office (excluding the Executive) at a meeting duly called and held upon at least ten (10) days' prior written notice to the Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting the Executive and his counsel were entitled to be present and given reasonable opportunity to be heard).

         10. Termination for Good Reason by the Executive or Without Cause by the Corporation; Change of Control; Non-Renewal.

                  (a) Termination by Executive for Good Reason. The Executive's employment hereunder may be terminated by the Executive for Good Reason by providing written notice to the Corporation to such effect (such termination to be effective on the date specified in such notice, which date shall not be more than sixty (60) days nor less than thirty (30) days after the date of such notice).
                                       -8-

                  (b) Severance. If at any time (other than following a Change of Control) the Executive terminates his employment for Good Reason or the Corporation terminates the Executive's employment without Cause, then, in lieu of any other amounts that might otherwise have been payable hereunder, the Corporation shall promptly pay to the Executive:

                  (i) all accrued but unpaid Base Salary and any other accrued but unpaid amounts due under Sections 6 and 13 hereof as of the date of termination; and

                  (ii) the greater of (I) an amount equal to one and one-half times the Base Salary in effect on the date of termination for each year or partial year remaining during the Term; and (II) (i) the sum of
         (x) the Base Salary in effect on the date of termination, plus (y) the amount of the Bonus, if any, payable to the Executive in respect of the prior year of the Term, multiplied by (ii) the number of years, including any partial year, remaining during the Term.

If the employment of the Executive is terminated as provided in this Section 9(b) or Section 9(c) below and the Executive has made interim draws against his Bonus, in accordance with Section 6(b) hereof, for the fiscal year during which such termination occurs, the Executive shall promptly repay the amount of all such draws to the Corporation, and, to the extent not repaid, such amount may be offset by the Corporation against any amounts owing to the Executive under this
Section 9(b) or Section 9(c) below.

                  (c) Change of Control. If a Change of Control occurs and thereafter the Executive terminates his employment for Good Reason or the Corporation terminates the Executive's employment without Cause, the Corporation shall promptly pay to the Executive an amount equal to the sum of (x) the amount payable to the Executive under Section 10(b) above, and (y) the Gross- Up Payment.

                  (d)      Gross-Up Payment.

                  (i) For purposes of Section 10(c), "Gross-Up Payment" means an additional amount such that the net amount retained by the Executive, after deduction of the Excise Tax (as defined below) on any payments or benefits under this Agreement and/or under any option plan or agreement of the Corporation received by the Executive from the Corporation as a result of a Change of Control (within the meaning of section 280G(b)(2) of the Code) (collectively, the "Payments") and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto (other than such interest, penalties or additions to tax payable solely as a result of action or inaction by the Executive), shall be equal to the total amount of the Payments. "Excise Tax" means the tax imposed by Section 4999 of the Code. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (x) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the

Corporation and reasonably acceptable to the Executive ("Independent counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax; (y) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (ii) The Gross-Up Payments referred to in Section 10(d)(i) hereof shall be made, subject to applicable withholding requirements, upon the earlier of (x) the payment to the Executive of any Payment or (y) the imposition upon the Executive or payment by the Executive of any Excise Tax.

                  (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reasons of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Corporation's receipt of notice of such final determination or opinion.

                  (iv) In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against the Executive asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, the Executive shall promptly give the Corporation notice of any such claim, potential claim or proceeding. The Corporation shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings solely to the extent relating to any Excise Tax payable in respect of the Payments, and the Executive shall cooperate with and assist the Corporation, at the Corporation's expense, in any such discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Corporation. The Executive will not settle any claim or proceeding solely to the extent relating to the Excise Tax payable in respect of the Payments without the consent of the Corporation, which consent shall not be unreasonably withheld. The Executive shall file, at the Corporation's expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Corporation and shall pay over to the Corporation (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by the Executive.

                  (v) All fees and expenses of Independent Counsel shall be borne by the Corporation.

                  (e) Non-Renewal. In the event that the employment of the Executive is not renewed by the Corporation following the end of the Term on terms that are no less favorable to the Executive than the terms of this Agreement, the Corporation shall pay to the Executive, promptly after the end of the Term, an amount equal to (x) the Base Salary in effect at the end of the Term, plus (y) the amount of the Bonus, if any, payable to the Executive in respect of the third year of the Term. If the Corporation is willing to renew the employment of the Executive at the end of the Term on terms no less favorable to the Executive than the terms of this Agreement but the Executive is unwilling to accept such employment, no amount shall be payable to the Executive under this Section 10(d).

         11. Confidential Information. In addition to any other confidentiality obligation the Executive may have to the date hereof, and until the end of the original Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, any and all confidential information relating to the Corporation and its subsidiaries, including, without limitation, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, designs, and, except in connection with the performance of his duties hereunder, the Executive shall not disclose any such information to anyone outside the Corporation and any of its subsidiaries, except as required by law (provided prior written notice thereof is given by the Executive to the Corporation) or except with the Corporation's prior consent, unless such information is known generally to the public or the trade through sources other than the Executive's unauthorized disclosure.

         12. Competitive Activity. The Executive hereby agrees that, during his employment hereunder, and, following a termination of his employment, for the balance of the Term (if any), the Executive shall not, without the prior consent of the Board (i) directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business wherever located in the world engaged in the manufacture, distribution, design marketing or sale of women's apparel, if such business is a material competitor of the Corporation, or (ii) induce or attempt to persuade any employee of the Corporation or of any subsidiary of the Corporation, or any person who was employed by the Corporation or any subsidiary of the Corporation within the preceding six months, to leave the employ of the Corporation or any subsidiary of the Corporation (but the foregoing shall not be deemed to prevent the Executive in his capacity as Senior Vice President--Manufacturing and Sourcing of the Corporation from hiring or dismissing any employee of the Corporation or any subsidiary for the benefit of the Corporation). The provisions of clause (i) of the preceding sentence shall not apply in the case of a termination by the Executive for Good Reason or by the Corporation without Cause. Nothing in this Section 12 shall prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business.

         13. Expenses. The Corporation shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive's duties hereunder; provided, however, that, in connection with such reimbursement, the Executive shall account to the Corporation for such expenses in the manner customarily prescribed by the Corporation for its senior executives.

         14. Directors' and Officers' Insurance; Indemnification. The Executive shall be provided with directors' and officers' insurance in connection with his employment hereunder and service as a Director as contemplated hereby with such coverage (including with respect to unpaid wages and taxes not remitted when done) as shall be reasonably satisfactory to the Executive and with aggregate limits of liability for all covered officers and directors of not less than Thirty-Five Million Dollars ($35,000,000), and the Corporation shall maintain such insurance in effect for the period of the Executive's employment hereunder and for not less than five (5) years thereafter; provided, however, that, in the event that the Corporation shall not obtain such insurance, it shall provide or cause the Executive to be provided with indemnity (or a combination of indemnity and directors' and officers' insurance) in connection with his employment hereunder with substantially equivalent coverage and amounts, and the Corporation shall maintain such indemnity (or combination of indemnity and directors' and officers' insurance) or cause such indemnity (or such combination) to be maintained for the period of the Executive's employment hereunder and for not less than five (5) years thereafter.

         15. No Duty to Mitigate. The Executive shall have no duty to mitigate the severance amounts or any other amounts payable to the Executive hereunder, and such amounts shall not be subject to reduction for any compensation received by the Executive from employment in any capacity or other source following the termination of Executive's employment with the Corporation and its subsidiaries.

         16. Entire Agreements; Amendments; No Waiver. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof.

         17. Survival of Provisions. The provisions of Sections 10(d), 11, 12, 23 and 25 shall survive the termination or expiration of this Agreement as provided therein. Such provisions are unique and extraordinary, which give them a value peculiar to the Corporation, and cannot be reasonably or adequately compensated in damages for its loss and any breach by the Executive of such provisions shall cause the Corporation irreparable injury and damage. Therefore, the Corporation, in addition to all other remedies available to it, shall be entitled to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of such provisions for the purposes of enforcing such provisions.

         18. Withholding. The Corporation shall be entitled to withhold from any and all amounts payable to the Executive hereunder such amounts as may from time to time be required to be withheld pursuant to applicable tax laws and regulations.

         19. Succession, Assignability and Binding Effect. (a) The Corporation will require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason for resignation by the Executive.

                  (b) This Agreement shall inure to the benefit of and shall be binding upon the Corporation and its successors and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns; provided, however, that neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect.

         20. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

         21. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or, if sent by registered or certified mail, upon receipt, to the other party at his or its address set forth at the beginning of this Agreement or at such other address as such other party may designate in conformity with the foregoing.

         22. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

         23. Legal Fees and Expenses. In order to induce the Executive to enter into this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement shall not be frustrated by the cost of its enforcement, the Corporation shall pay and be solely responsible for any attorneys' fees and expenses and court costs incurred by the Executive as a result of the failure by the Corporation to perform this Agreement or any provision hereof to be performed by it or in connection with any action which may be brought, by or in the name or for the benefit of the Corporation or any subsidiary contesting the validity or enforceability of this Agreement or any provision hereof to be performed by the Corporation, which action shall have been dismissed by a final, nonappealable court order.

         24. Opportunity to Review. The Executive acknowledged that he has been given the opportunity to discuss this Agreement, including this Section 24, with his private legal counsel and has availed himself of that opportunity to the extent he wishes to do so.

         25.      Arbitration.

                  (a) Disputes Subject to Arbitration. In the event that the Corporation terminates the Executive's employment on the grounds set forth in clause (iii) of the definition of "Cause", the Corporation and the Executive mutually consent to the resolution by arbitration of any dispute between the Corporation and the Executive as to whether such Cause has occurred. Unless the Corporation and the Executive otherwise agree, no other disputes, issues, claims or controversies arising out of the Executive's employment (or its termination), or any other matter whatsoever, shall be submitted to or resolved by arbitration.

                  (b)      Arbitration Procedures.

                  (i) The Corporation and the Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). The arbitration shall take place in or near the city in which the Executive is or was last employed by the Corporation.

                  (ii) Upon  designation  as a Dispute,  the AAA shall give each party a list of eleven (11) arbitrators drawn from its panel of labor and employment arbitrators. The Corporation and the Executive may strike all names on the list which it deems unacceptable. If only one common name remains on the lists of all parties, said individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternatively until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list and the parties shall alternate striking names on such second list until an arbitrator is selected.

                  (iii) The Arbitrator shall apply the law of the State of New York applicable to contracts made and to be performed wholly in that state (without giving effect to the principles thereof relating to conflicts of law). The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of the term "Cause". The Arbitrator shall render a decision within thirty (30) days of the date upon which the Arbitrator is selected pursuant to Section 25(b)(ii), which decision shall be final and binding upon the parties. In the event that the Arbitrator decides that Material Insubordination has (x) occurred, then the Executive's employment shall be deemed to have been terminated for cause pursuant to Section 9(a) hereof or (y) not occurred, then the Executive's employment shall be deemed to have been terminated without Cause pursuant to Section 10(b) hereof.

                  (iv) The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

                  (v) Either party, at its expense, may arrange for and pay the costs of a court reporter to provide a stenographic report of proceedings.

                  (vi) Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

                  (vii) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Section 25. Except as otherwise provided in this Section 25, both the Corporation and the Executive agree that neither such party shall initiate or prosecute any lawsuit or administrative action in any way related to any Dispute covered by this Section 25.

                  (viii) The arbitrator shall render an opinion in the form typically rendered in labor arbitrations.

                  (c) Arbitration Fees and Costs. The Corporation and the Executive shall equally share the fees and costs of the Arbitrator. Each party shall deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys' fees, the Arbitrator may award reasonable fees to the prevailing party.

                  (d) Opportunity to Review. The Executive acknowledged that he has been given the opportunity to discuss this Agreement, including this Section 25, with his private legal counsel and has availed himself of that opportunity to the extent he wishes to do so.

                  (e) Law Governing. The parties agree that the arbitration provisions set forth in this Section 25 shall be governed by the Federal Arbitration Act, 9 U.S.C.ss.ss. 1-16, ("FAA"). The parties further agree that all Disputes, whether arising under state or federal law, shall be subject to the FAA, notwithstanding any state or local laws to the contrary.

         26. Prior Employment Agreement. The employment agreement, dated as of June 2, 1997 between the Executive and the Corporation is hereby terminated as of the Effective Date.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.



                                          THE LESLIE FAY COMPANY, INC.


                                          By:  /s/ John J. Pomerantz
                                               ---------------------------------
                                          Name:  John J. Pomerantz
                                          Title: Chairman and Chief Executive
                                                 Officer


                                          /s/ Dominick Felicetti
                                          --------------------------------------
                                          Dominick Felicetti
                                          Executive